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                                                                   EXHIBIT 5.1

                              May 15, 2003


Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118

              Re: Registration Statement on Form S-8 Relating to 10,000,000 shares of Common Stock, Par Value $1.00 Per Share, To Be Issued Pursuant to Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Employees Covered by a Collective Bargaining Agreement)

Gentlemen:

         I am an Associate General Counsel of Anheuser-Busch Companies, Inc. (the "Company") and have represented the Company in connection with the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Employees Covered by a Collective Bargaining Agreement) (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that:

                  (1) The shares of common stock that may be issued pursuant to the Plan will be, when issued in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

                  (2) The participations in the Plan to be extended to participants in the Plan will be, when extended in accordance with the Plan, validly issued.

         I hereby consent to the filing of this opinion letter as Exhibit
5.1 to the registration statement on Form S-8 filed by the Company to effect registration of the common stock under the Securities Act of 1933 and to the reference to me under the caption "Interests of Named Experts and Counsel" therein.

                                                     Very truly yours,

                                                     /s/ THOMAS LARSON

                                                     Thomas Larson
                                                     Associate General Counsel